Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF Reaches Settlement on

Income Tax Disputes with Spain

NEW YORK, N.Y., August 2, 2012 – International Flavors & Fragrances Inc. (NYSE: IFF) today announced that on August 1, 2012 it reached an overall settlement with the Spanish tax authorities regarding income tax deductions taken by its Spanish subsidiaries for the fiscal years 2004 through 2010. As part of the overall settlement, the Company and the Spanish tax authorities have also preliminarily agreed upon the key principles to be incorporated into an agreement that will establish the tax basis for the Company’s activities in Spain for 2012 and future years.

In accordance with the overall settlement, the Company and the Spanish tax authorities agreed to settle all disputes and claims arising from the Company’s Spanish subsidiaries’ tax returns for the fiscal years 2004 through 2010 in exchange for an agreed-upon aggregate payment of Euro 86.0 million, or $105.7 million (at today’s exchange rate) before year-end. As a result of the settlement, the Company will record an after-tax charge to net income of $58.5 million, or $0.71 per share, in the third quarter of 2012, covering the fiscal years 2004 through 2010 as well as an expected assessment for 2011, on a basis consistent with the settlement reached for the fiscal years 2004 through 2010.

The settlement agreement does not address the Spanish tax authorities’ challenges to similar tax deductions taken in the 2002 and 2003 fiscal years, which are further along in the Spanish judicial process. As a result of the settlement, the Company will record an additional accrual of $13.9 million, or $0.17 per share, in the third quarter of 2012, for uncertain tax positions related to those years.

Doug Tough, IFF Chairman and CEO, said, “This settlement was the result of a recent comprehensive and collaborative effort with the Spanish tax authorities, and we are pleased with the outcome. Not only does this agreement enable us to eliminate much of the uncertainty associated with our prior tax positions in Spain, but we’ve also gained alignment in principle with the Spanish tax authorities regarding our tax position going forward. In the end, we were able to effectively resolve these tax issues in an amicable manner, and we appreciate the efforts of everyone involved in bringing this to a mutually satisfactory conclusion.”

As mentioned earlier, as part of the overall settlement, the parties also preliminarily agreed upon the key principles to be incorporated into an agreement that will establish the tax basis regarding the future activities of IFF’s Spanish subsidiaries for 2012 and future years. The Company expects to formalize this agreement prior to the end of 2012, and believes the terms of this agreement will not have a material impact on the Company’s effective tax rate for 2012.

IFF Reaches Settlement on Income Tax Disputes with Spain

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,600 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

“Safe Harbor” Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including (i) the Company’s expectation regarding the ultimate assessment that will be imposed by the Spanish tax authorities for the 2011 fiscal year upon the completion of the audit of the 2011 Spanish tax return; (ii) the final resolution of the pending legal proceedings associated with the income tax deductions taken for the 2002-2003 fiscal year; (iii) the Company’s ability to execute, and its expectations regarding the final terms of, the agreement with the Spanish tax authorities for 2012 and future years; and (iv) the after-tax impact of the related charges. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those in the forward-looking statements, including, but not limited to: (1) that the Spanish tax authorities may impose tax assessments for the 2011 fiscal year that are inconsistent with those agreed upon for the 2004-2010 fiscal years; (2) the timing and terms of the final resolution of the legal proceedings regarding the 2002-2003 fiscal years; (3) the Company’s ability to execute the agreement for 2012 and future years with the terms and conditions as presently contemplated prior to the end of 2012; and (4) the accuracy of the assumptions and other factors involved in determining accruals and after-tax charges. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Shelley Young

Director, Investor Relations

212-708-7271